 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

SPORTS FIELD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54883	27-4841391
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

176 East Main Street
Westborough, MA 01581

(Address of Principal Executive Offices)

Anglesea Enterprises, Inc.

13799 Park Blvd., Suite 147

Seminole, Florida 33776

(Former name or former address, if changed
since last report)

(508)-366-1000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2014, Sports Field Holdings, Inc. (the “Company”) entered into entered into a consulting services agreement (the “Consulting Agreement”) with Mr. Jeromy Olson pursuant to which Mr. Olson will serve as the Company’s Chief Revenue Officer. Mr. Olson shall have such duties, responsibilities and authority as are commensurate and consistent with the position of Chief Revenue Officer of a public company. The term of the Consulting Agreement is for two years (the “Initial Term”), provided however, that in the event that neither party has provided the other party with written notice by the date that is sixty days prior to the last day of the Initial Term or, if applicable, the Renewal Term (as hereinafter defined), of such party’s intent that the Consulting Agreement terminate immediately upon expiration of such term, then the Consulting Agreement shall be extended for subsequent six-month terms (each a “Renewal Term”).

The Company shall pay Mr. Olson a salary at a rate of Four Thousand and 00/100 Dollars ($4,000) per month and, upon the Company’s (i) achieving revenues of at least $6,000,000 or (ii) the Company completing an equity financing of at least $2,000,000, the salary will increase to $8,000 per month. In addition, Mr. Olson will be eligible to earn an annual bonus (the “Bonus”), beginning with the fiscal year ended December 31, 2015. The Bonus will be determined by the Board of Directors (the “Board”) in its sole discretion, with consideration being given to factors such as net income and EBITDA for such fiscal year. Additionally, As further inducement for Mr. Olson to enter into the Agreement the Agreement, the Company shall issue Mr. Olson (i) 30,000 shares of common stock of the Company upon the execution of the Consulting Agreement, (ii) 30,000 shares of common stock of the Company on the sixth month anniversary of the date of the Consulting Agreement, (iii) 40,000 shares of common stock of the Company on the one year anniversary of the date of the Consulting Agreement.

The above description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to such Consulting Agreement, which is attached hereto as Exhibits 10.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sale of Equity Securities

Item 1.01 is hereby incorporated by reference.

The securities issued pursuant to the Consulting Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(2) of the Securities Act. The securities were exempt from registration under Section 4(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

2

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Officer

On August 28, 2014, the directors the Company approved the appointment of Mr. Jeromy Olson as Chief Revenue Officer effective immediately. Below is a description of Mr. Olson’s professional work experience.

Jeromy Olson, age 44, Chief Revenue Officer and Director

Mr. Jeromy Olson, age 44, combines over 19 in senior management as well sales and sales training. Mr. Olson is currently an owner of NexPhase Global, a sales management and consulting firm that he founded in 2013. From 2012 to 2013, Mr. Olson was Vice President of Sales and Marketing for Precision Plating Inc., a company involved in precious metal fabrication. From 2007 to 2012, Mr. Olson was Area Sales Manager for Beckman Coulter, a Clinical Diagnostic company that focused on hospital laboratory equipment manufacturing.

Mr. Olson has an undergraduate degree from Northern Illinois University.

The Board believes that Mr. Olson's extensive experience in talent acquisition and development, sales strategy and implementation and market analysis will be critical in supporting the Company's growth plans. Additionally, the Board believes that Mr. Olson’s combination of financial reporting, predictive modeling and complex forecasting experience will be of great value to the Company as it continues to grow.

Family Relationships

Mr. Olson does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

NexPhase Global currently acts as the Company’s main outside sales representative. Mr. Olson is a founder and owner of NexPhase Global.

Item 9.01	Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated August 29, 2014, between the Company and Jeromy Olson.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTS FIELD HOLDINGS, INC.

Dated: September 2, 2014	By:	/s/ Joseph DiGeronimo
	Name:	Joseph DiGeronimo
	Title:	Chief Executive Officer

4